CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 22 to the Registration Statement of Franklin Value Investors Trust on Form N-1A, File No. 33-31326 of our report dated December 6, 2000, on our audit of the financial statements and financial highlights of Franklin Value Investors Trust, which report is included in the Annual Report to Shareholders for the year ended October 31, 2000, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."

                                      /s/PricewaterhouseCoopers LLP
                                      -----------------------------
                                      PricewaterhouseCoopers LLP


San Francisco, California
February 26, 2001